SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

TENDER OFFER STATEMENT

UNDER SECTION 14(D)(1) OR 13(E)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

RADIANT SYSTEMS, INC.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

OPTIONS UNDER RADIANT SYSTEMS, INC. AMENDED AND RESTATED 1995 STOCK OPTION PLAN (Title of Class of Securities)	75025N10 (CUSIP Number of Class of Securities) (Underlying Common Stock)

Mark E. Haidet

Chief Financial Officer

Radiant Systems, Inc.

3925 Brookside Parkway

Alpharetta, Georgia 30022

Telephone: (770) 576-6000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Filing Persons)

Copy to:

Arthur Jay Schwartz, Esq.

Smith, Gambrell & Russell, LLP

1230 Peachtree Street, N.E., Suite 3100

Atlanta, Georgia 30309

(404) 815-3632

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee
$12,260,377	$1,553.39

*	For the purpose of calculating the filing fee only, this amount assumes that options to purchase 2,538,767 shares of common stock of Radiant Systems, Inc. having an aggregate value of $11,660,764 as of October 22, 2001 will be exchanged pursuant to this offer.

☐	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid:	$1,553.39	Filing party:	Radiant Systems, Inc.
Form or Registration No.:	Schedule TO-I	Date Filed:	December 2, 2004

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	Third-party tender offer subject to Rule 14d-1.

☒	Issuer tender offer subject to Rule 13e-4.

☐	Going-private transaction subject to Rule 13e-3.

☐	Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐.

Introductory Statement

This Amendment No. 1 amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on December 2, 2004 (the “Schedule TO”) relating to the offer by Radiant Systems, Inc. (“Radiant”) to exchange options outstanding under Radiant’s Amended and Restated 1995 Stock Option Plan (the “Option Plan”), to purchase shares of Radiant’s common stock, no par value per share, for new options to purchase shares of common stock to be granted under the Option Plan, upon the terms and subject to the conditions described in the Offer to Exchange dated December 2, 2004 and Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Exchange, as they may be amended from time to time, the “Offer”). Radiant hereby amends and supplements the Schedule TO by filing of presentation materials to be used by the Company’s management at informational meetings held with the Company’s employees relating to the Offer.

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Item 12.	Exhibits.

*(a) (1)	Offer to Exchange, dated December 2, 2004.

*(a) (2)	Form of Letter of Transmittal.

*(a) (3)	Form of Notice of Withdrawal.

*(a) (4)	Form of letter to eligible option holders.

*(a) (5)	Form of letter to tendering option holders.

*(a) (6)	Form of “Program Highlights” to be distributed to eligible option holders

*(a) (7)	Form of e-mail to eligible option holders

*(a) (8)	Radiant Systems, Inc. Annual Report on Form 10-K for its fiscal year ended December 31, 2003 (incorporated herein by reference).

*(a) (9)	Radiant Systems, Inc. Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004 (incorporated herein by reference).

(a) (10)	Presentation materials for meetings with eligible option holders.

*(b)	Not applicable.

*(d) (1)	Amended and Restated 1995 Stock Option Plan of Radiant Systems (incorporated by reference from the Company’s Registration Statement on Form S-1, Registration No. 333-17723).

*(d) (2)	Amendment No. 1 to Amended and Restated 1995 Stock Option Plan (incorporated by reference from the Company’s Registration Statement on Form S-8, Registration No. 333-41291).

*(d) (3)	Amendment No. 2 to Amended and Restated 1995 Stock Option Plan (incorporated by reference from the Company’s Registration Statement on Form S-8, Registration No. 333-62157).

*(d) (4)	Amendment No. 3 to Amended and Restated 1995 Stock Option Plan (incorporated by reference from the Company’s Registration Statement on Form S-8, Registration No. 333-71892).

*(d) (5)(i)	Form of Incentive Stock Option Agreement pursuant to the Amended and Restated 1995 Stock Incentive Plan of the Company for non-Australia-based employees.

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*	(d) (5)(ii)	Form of Incentive Stock Option Agreement pursuant to the Amended and Restated 1995 Stock Incentive Plan of the Company for Australia-based employees.

*	(g)	None.

*	(h)	None.

*	Previously filed.

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SIGNATURE

After due inquiry and to the best of its knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 7, 2004

RADIANT SYSTEMS, INC.

By:	/s/ Mark E. Haidet
Name:	Mark E. Haidet
Title:	Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.

*(a) (1)	Offer to Exchange, dated December 2, 2004.

*(a) (2)	Form of Letter of Transmittal.

*(a) (3)	Form of Notice of Withdrawal.

*(a) (4)	Form of letter to eligible option holders.

*(a) (5)	Form of letter to tendering option holders.

*(a) (6)	Form of “Program Highlights” to be distributed to eligible option holders

*(a) (7)	Form of e-mail to eligible option holders

*(a) (8)	Radiant Systems, Inc. Annual Report on Form 10-K for its fiscal year ended December 31, 2003 (incorporated herein by reference).

*(a) (9)	Radiant Systems, Inc. Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004 (incorporated herein by reference).

(a) (10)	Presentation materials for meetings with eligible option holders.

*(b)	Not applicable.

*(d) (1)	Amended and Restated 1995 Stock Option Plan of Radiant Systems (incorporated by reference from the Company’s Registration Statement on Form S-1, Registration No. 333-17723).

*(d) (2)	Amendment No. 1 to Amended and Restated 1995 Stock Option Plan (incorporated by reference from the Company’s Registration Statement on Form S-8, Registration No. 333-41291).

*(d) (3)	Amendment No. 2 to Amended and Restated 1995 Stock Option Plan (incorporated by reference from the Company’s Registration Statement on Form S-8, Registration No. 333-62157).

*(d) (4)	Amendment No. 3 to Amended and Restated 1995 Stock Option Plan (incorporated by reference from the Company’s Registration Statement on Form S-8, Registration No. 333-71892).

*(d) (5)(i)	Form of Incentive Stock Option Agreement pursuant to the Amended and Restated 1995 Stock Incentive Plan of the Company for non-Australia-based employees.

*(d) (5)(ii)	Form of Incentive Stock Option Agreement pursuant to the Amended and Restated 1995 Stock Incentive Plan of the Company for Australia-based employees.

*(g)	None.

*(h)	None.

*	Previously filed.